Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers
Ministry Partners Investment Company, LLC
Brea, California

We hereby consent to the use, in the 10-K for Ministry Partners Investment Company, LLC and Subsidiaries for 2011, of our issued report dated March 30, 2012 relating to the consolidated financial statements of Ministry Partners Investment Company, LLC and Subsidiaries as of December 31, 2011 and 2010 and for the years then ended.

/s/  Hutchinson and Bloodgood LLP
Glendale, California
March 30, 2012